Exhibit 99.1
MARKETAXESS ANNOUNCES CLOSING OF FINAL TRANCHE OF STRATEGIC INVESTMENT BY TECHNOLOGY CROSSOVER VENTURES AND ELECTION OF BOB TRUDEAU TO BOARD OF DIRECTORS
NEW YORK, July 17, 2008 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other fixed-income securities, today announced the closing of the final tranche of the purchase by Technology Crossover Ventures (“TCV”) of a minority stake in MarketAxess, consisting of preferred stock and warrants, for an aggregate purchase price of $35.0 million. In conjunction with the closing, Bob Trudeau, general partner of TCV, a leading private equity and venture capital firm with expertise in the financial technology space, has been elected to the MarketAxess board.
With the closing of the final tranche and TCV’s initial investment previously announced on June 3, 2008, TCV has acquired a total of (i) 35,000 shares of Series B preferred stock, convertible into 3.5 million shares of MarketAxess common stock at a conversion price of $10.00 per share, and (ii) ten-year warrants to purchase an additional 700,000 shares of common stock at an exercise price of $10.00 per share. With the closing of the final tranche, TCV now owns approximately 9% of MarketAxess’ common stock on a fully-diluted basis excluding warrants. The terms of the investment include a seven year standstill, a one year lock-up and an automatic conversion provision.
“MarketAxess represents a unique opportunity to partner with the premier client-to-dealer electronic credit trading platform to help realize the outstanding long-term growth potential of the franchise,” commented Mr. Trudeau. “Our focus on companies with superior growth characteristics, strong competitive positions and market leading technologies makes MarketAxess a timely investment for us in the financial technology space.”
Mr. Trudeau, 39, is a general partner at TCV, a leading growth equity investor based in Palo Alto, California that is focused on investing in premier later-stage technology companies. Prior to joining TCV, Mr. Trudeau was a Principal at General Atlantic Partners, where he led the firm’s financial services practice and was actively involved with investments including Archipelago, Computershare, RiskMetrics, Saxo Bank and BottomLine Technologies. Prior to General Atlantic, Mr. Trudeau was a Managing Director at iFormation Group, a joint venture with General Atlantic, Goldman Sachs and Boston Consulting Group, and was actively involved with the firms’ investments in eOne Global and IP Value. Prior to joining iFormation, Mr. Trudeau was a Manager at The Boston Consulting Group, where he focused on the retail and financial services industries.
Mr. Trudeau received a B.A.H. in Political Science from Queen’s University and an MBA from The University of Western Ontario. He currently serves on the boards of Automated Trading Desk, FX Alliance LLC, Risk Metrics Group and TradingScreen.

The addition of Mr. Trudeau brings the MarketAxess board to a total of eleven directors. Additional information about MarketAxess’ Board of Directors and corporate governance policies can be found on the Company’s website at www.marketaxess.com.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 675 active institutional investor clients can access the liquidity provided by our 30 broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform.
About TCV
Technology Crossover Ventures (TCV), founded in 1995, is a leading growth equity investor focused on investing in premier later stage technology companies. With $7.7 billion in capital under management, TCV has made growth equity, PIPE and recapitalization investments in over 170 companies leading to 45 initial public offerings and more than 30 strategic sales. Representative investments in the securities and capital markets technology sector include Liquidnet, FXall, TradingScreen, RiskMetrics, TheStreet.com, thinkorswim, and Penson Worldwide, among others. TCV has 9 partners and is headquartered in Palo Alto, California. For more information about TCV, visit www.tcv.com.
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Media and Investor Relations Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
Sharron Silvers
Gavin Anderson & Co.
+1-212-515-1931